Exhibit 3.120

THE HAMILTON PLACE PARTNERSHIP

LIMITED PARTNERSHIP AGREEMENT

This Agreement of Limited Partnership (the “Agreement”) made and entered into by and between Kimball Hill, Inc., an Illinois corporation (the “General Partner”) and the corporation and individuals identified in Section 6.2 of this Agreement (the “Limited Partners”). The General Partner and the Limited Partners are collectively sometimes hereinafter referred to as the (“Partners”).

ARTICLE I

Formation of Limited Partnership

The parties hereby enter into a limited partnership under the provisions of the Uniform Limited Partnership Act of the State of Illinois, and the rights and liabilities of the Partners shall be provided in that Act except as herein otherwise expressly provided.

ARTICLE II

Name

The business of the partnership shall be conducted under the name of “The Hamilton Place Partnership” (the “Partnership”) or such other similar name as the General Partner shall designate.

ARTICLE III

Purposes

The purpose and business of the Partnership is to invest in, acquire, hold, maintain, operate, improve, develop, sell, exchange, lease, finance and otherwise use real property (collectively the “Property”) which consists of (a) vacant land in Palatine, Illinois which is legally described on Exhibit A attached to and made a part of this Agreement and which constitutes a portion of the real estate which is the subject of an Option Agreement dated May 24, 1985 between Kimball Hill, Inc. as buyer and Jerry DeGrazia as seller and which is being acquired by Jerry DeGrazia pursuant to the terms of a Real Estate Sale Contract dated March 12, 1985 with the Estate of Karl J. Oesterle as seller (said Option Agreement and Real Estate Sale Contract are attached to this Agreement as Exhibit B and that portion of the Property which is the subject of said Option Agreement and Real Estate Sale Contract legally described on Exhibit A sometimes referred to as the “Oesterle Real Estate Sale Contract”) and (b), at the discretion of the General Partner, the vacant land in Palatine, Illinois which is the subject of the Real Estate Sale Contract between Kimball Hill, Inc. as purchaser and Nick Grillo and Marsha Grillo as seller, a copy of which is attached to and made a part of this Agreement as Exhibit C (sometimes referred to as the “Grillo Real Estate Sale Contract”).

ARTICLE IV

Term

The term of the Partnership shall commence effective as of September 1, 1985 and shall terminate 30 years thereafter, provided, however, that the Partnership shall be dissolved prior to such date upon the earlier of (a) the disposition by the Partnership of its entire interest in all of the Property, (b) as elsewhere expressly provided in this Agreement, (c) by agreement of the parties hereto, or (d) upon the dissolution, insolvency or bankruptcy of the General Partner unless the Limited Partners shall substitute a new general partner, in which event the Partnership shall not be dissolved.

ARTICLE V

Principal Place of Business

The principal place of the business shall be as follows:

c/o Kimball Hill, Inc.
5005 Newport Drive
Rolling Meadows, Illinois 60008

The General Partner may from time to time change the principal place of business, and in such event, the General Partner shall notify the Limited Partners in writing 10 days prior to of the effective date of such change.

ARTICLE VI

Capital Contributions

Section 6.1                                      Capital Contributions, Allocations of Profits and Losses Partnership Percentage Interest of General Partner.

(a)                                  The General Partner shall contribute $25,000.00 to the Partnership upon execution of this Agreement. The General Partner shall as the sole general partner of the Partnership be responsible for development of all improvements on the Property and shall otherwise be responsible for carrying out the purposes of this Agreement.

(b)                                 The Partnership shall allocate 25% of its profits and losses and Partnership percentage interests to the General Partner.

Section 6.2                                      Identity, Capital Contributions, Allocations of Profits and Losses and Partner Percentage Interests of and to the Limited Partners.

(a)                                  The identity of the Limited Partners and their respective capital contributions, percentages of profits and losses and Partnership percentage interests are as follows:

Identity of Limited Partner	Capital Contribution	Allocation of Profits and Losses (Partnership Percentage Interests)
Kimball Hill, Inc., an Illinois corporation	Responsibility for guarantying construction completion and lease-up as required under the terms of any credit enhancement or guaranty of any multi-family housing revenue bonds and other financing of the improvements to be constructed on the Property and $75,000	50%

Diane G. Hill	$72,000	12

Jerome D. Stone	18,000	3

Hal H. Barber	12,000	2

James Mackin	12,000	2

James A. Moehling	12,000	2

John P. Toren	6,000	1

Philip Kummerer	6,000	1

Larry D. Johannesen	6,000	1

Efren M. Santos	6,000	1

TOTAL:	$225,000	75%

(b)                                 All cash capital contributions of the Partners shall be paid at the time of execution by them of this Agreement.

(c)                                  No further capital contributions shall be required of any Limited Partner and no Limited Partner shall be required to make any loans to the Partnership or guarantee any Partnership obligations.

ARTICLE VII

Additional Partners

Additional Partners, either General or Limited, may be admitted to the Partnership only upon prior written approval and consent of both the General Partner and Limited Partners holding in the aggregate no less than 75% of the Partnership percentage interests.

ARTICLE VIII

Management Powers, Duties and Restrictions

Section 8.1                                      Authority of General Partner.

The General Partner shall have exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership and shall devote such time to the Partnership as shall be reasonably required for its welfare and success. To accomplish the purposes of the Partnership and for the protection and benefit of the Partnership, the General Partner, without limitation on any power that may be conferred upon it by law, and except as may be provided to the contrary elsewhere in this Agreement, shall have full power, right and authority:

(a)                                  To borrow money on behalf of the Partnership and to deal with, sell, mortgage, transfer, assign or otherwise dispose of any and all of the assets of the Partnership for partnership purposes, and further provided that the net proceeds resulting from any new or refinanced loan, lien or encumbrance shall be used in the operation, management or improvement of the Property owned by the Partnership and in furtherance of the Partnership’s interest, or shall be distributed to the Partners in accordance with the distribution provisions hereinafter set forth;

(b)                                 To repay in whole or in part, refinance, recast, increase, modify or extend any loan which may affect any of the Property owned by the Partnership;

(c)                                  To execute or cause to be executed for and on behalf of the Partnership any mortgage, note, assignment of rents, assignment of beneficial interest for collateral purposes, and other documents, and any renewals, extensions or modifications thereof; provided that with respect to any financing of any property the sole security for such financing shall be Partnership property only and none of the Partners except the General Partner shall have any personal liability thereon beyond their interest in the Partnership;

(d)                                 To enter into a Bond Purchase Agreement, Loan Agreement, Note, Mortgage, Assignment of Leases, Remarketing Agreement, Reimbursement Agreement, and all other agreements, documents, certifications and approvals including, without limitation, a preliminary official statement and official statement, all in connection with collateralized multifamily housing revenue bonds which are intended by the Partnership to be used to finance improvements on the Property;

(e)                                  To make expenditures and incur obligations in the ordinary course of business;

(f)                                    To acquire and enter into any contract of insurance which it deems necessary and proper for the protection of the Partnership, for conservation of its assets, or for any purpose convenient or beneficial to the Partnership;

(g)                                 To employ, retain or contract, from time to time, with persons, firms or corporations, which may be the General Partner or its affiliates, for the improvement of the Property and the operation and management of the Partnership business and to carry out all of its purposes, including but not limited to supervisory and managing agents, building management agents, contractors and subcontractors, insurance brokers, real estate brokers, loan brokers, consultants in management and finance, attorneys and accountants, on such terms and for such compensation as the General Partner shall determine;

(h)                                 To enter into real estate sale agreements with Kimball Hill, Inc. to purchase that portion of the Property which is the subject of the Oesterle Real Estate Sale Contract for a purchase price of $525,000 and to purchase that portion of the Property which is the subject of the Grillo Real Estate Sale Contract for a purchase price to be determined by the parties. Title to the Property shall be placed in an Illinois land trust (the “Land Trust”) under which the Partnership is the sole beneficiary thereunder. The General Partner shall direct the trustee under the terms of the trust agreement;

(i)                                     To compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership and to commence or defend litigation with respect to the Partnership or any assets of the Partnership as the General Partner may deem advisable, all or any of the above matters being at the expense of the Partnership;

(j)                                     To retain and maintain out of capital contributions a working capital reserve beginning on the day following the date of the closing and acquisition of that portion of the Property described in the Oesterle Real Estate Sale Contract. If capital contributions alone are not sufficient to maintain the working capital reserve, then other Cash Receipts, as defined in Section 15.1(a) of this Agreement, to the extent necessary, shall be used to maintain said reserve to the extent available. The amounts of said reserves shall he determined as set forth in Section 15.1(b) of this Agreement.

(k)                                  To execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing management responsibilities.

Section 8.2                                      General.

(a)                                  Management. The General Partner shall manage and control the business of the Partnership in accordance with generally accepted business standards and its fiduciary obligation to the Partners and shall devote such time to the Partnership business as in its judgment shall be reasonably required, but nothing herein shall be deemed to require the General Partner to devote its full time to Partnership affairs.

(b)                                 Partnership Tax Status. The General Partner shall at all times have substantial net worth, in an amount sufficient to permit the Partnership to continue to qualify as a partnership for federal income tax purposes. If any event comes to the attention of the General Partner which may jeopardize such tax status, the General Partner shall immediately so notify the Limited Partners and undertake such acts as may be necessary to assure that the Partnership will continue to be treated as a partnership for tax purposes. The General Partner will not voluntarily act in any manner which will cause the termination of the Partnership for federal income tax purposes or cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation.

(c)                                  Tax Returns. The General Partner shall supervise the preparation and filing of all Partnership tax returns and shall make such tax elections and determinations on behalf of the Partnership as appear to be appropriate and in the best interest of all partners, and in so doing the General Partner shall cause such returns to be reviewed by, and shall rely upon the advice of such accountants and/or attorneys who shall be retained for such purposes.

Section 8.3                                      Builder and Developer Fees.

In addition to any other provision in this Agreement with respect to sharing of profits and reimbursement and payment of expenses, the General Partner shall receive a Builder’s fee for Overhead and Profit equal to eight percent (8%)

of the costs of construction of the land and structures improvements to be built on the Property, but in no event shall said Builder fee exceed $290,000.00. In addition, the General Partner shall be paid that portion of the $100,000 Developer Fee and Contingency which has not been expended for project contingencies by the end of the construction period. Said fees shall be paid to the General Partner from each construction draw payment relating to such improvements and from the final such draw.

Section 8.4                                      Limited Partners’ Liability.

The Limited Partners shall not take part in the management of the business or transact any business for the Partnership or have the power to sign for or to bind the Partnership to any agreement or document. Except as and to the extent expressly set forth in this Agreement, the Limited Partners shall not be subject to assessment nor shall the Limited Partners be personally liable as Limited Partners or otherwise for any of the debts, liabilities, contracts or obligations of the Partnership or for any of the losses thereof beyond their respective interests in the Partnership. However, the Limited Partners shall be personally liable to the General Partner with respect to the capital contributions required of the Limited Partners pursuant to the terms of this Agreement.

Section 8.5                                      Access to and Requests for Information.

(a)                                  Any Partner shall be entitled upon request, provided such request is made in good faith and for proper purpose, to (a) review and copy the books and records of the Partnership at reasonable times and at the location where the records are kept, (b) obtain the list of the names and addresses of all of the Partners, and (c) have an accounting of all Partnership affairs and finances.

(b)                                 Within 120 days after the end of each fiscal year, the Partnership shall furnish to each Limited Partner audited statements described in Section 10.2 hereof and a cash flow statement, for such year, all of which except the cash flow statement, shall be prepared in accordance with generally accepted accounting principles, with a reconciliation with respect to information furnished to the Limited Partners for income tax purposes.

Section 8.6                                      Access to the Property.

The Limited Partners or their respective agents shall have the right to enter upon the Property and inspect the project work, improvements, and construction sites so long as such entry and inspection does not impair the project construction schedule. The Limited Partners and their agents shall enter and inspect at their own risk; the General Partner shall be liable to the Limited Partners and their employees and agents only for injuries or death sustained as a result of the gross negligence or willful acts of the General Partner.

Section 8.7                                      Restrictions on Authority.

Except as and to the extent expressly provided in this Agreement, the General Partner shall not have authority to do any act prohibited by the Illinois Uniform Partnership Act.

Section 8.8                                      Additional Duties and Obligations of General Partner.

(a)                                  General Duties. In addition to such other duties or obligations which may be imposed herein or imposed pursuant to the Illinois Limited Partnership Act, the General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership whether or not in its immediate possession or control, and it shall not employ, or permit another to employ, assets in any manner except for the exclusive benefit of the Partnership or the project. Partnership funds shall not be commingled with the funds of any General Partner or affiliate.

(b)                                 Insurance. The General Partner shall use its best efforts to obtain and keep in force during the term of the Partnership fire and extended coverage, workmen’s compensation and public liability insurance in favor of the Partnership with such companies and in such amounts as are determined by the General Partner to be appropriate and as may be required by any lender.

ARTICLE IX

Banking

All funds of the Partnership are to be deposited in such bank and/or savings and loan association or other account or accounts as shall be designated by the General Partner. Withdrawal from any such bank account or accounts may be made by the General Partner.

ARTICLE X

Books of Account, Records and Reports

Section 10.1                                Keeping of Books.

Proper and complete records and books of account shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in business of like nature. The Partnership books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the principal office of the Partnership.

Section 10.2                                Audited Statements and Accountants.

The General Partner shall, after the end of each fiscal year, cause to have prepared complete financial statements for the Partnership for said year. Such statements shall be audited by such independent certified public accountants as the General Partner shall appoint and shall contain, among other things, a balance sheet, statement of sources and applications of funds, statement of capital accounts and a profit and loss statement. The Partnership books shall be closed and balanced at the close of each accounting year.

Section 10.3                                Capital Account Balance.

Capital accounts shall be established for each Limited Partner and for the General Partner. Each Partner’s capital account shall be credited with (i) such Partner’s capital contributions and (ii) such Partner’s share of Partnership profits and shall be debited with (i) such Partner’s share of Partnership losses and (ii) the amount of any distributions of Net Cash Receipts to such Partner.

ARTICLE XI

Fiscal Year

The fiscal year of the Partnership shall end December 31st or as the General Partner shall otherwise designate.

ARTICLE XII

Assignability of Partner’s Interests

Neither the General Partner nor any Limited Partner shall assign any portion or all of their interests in the Partnership unless the assigning Partner first obtains the written consent of the General Partner and of Limited Partners holding in the aggregate no less than 85% of the Partnership percentage interests. Upon such consents any assignee of the Limited Partner’s interest shall become a substituted Limited Partner with all of the rights and obligations under this Agreement as the original Limited Partner.

ARTICLE XIII

Loans of General Partner

Section 13.1                                Terms of Loan.

(a)                                  The General Partner may, but need not, advance monies from time to time to the Partnership to meet any necessary cash requirements of the Partnership including, but not limited to, operating expenses of the Partnership or the payment of principal and interest required under any note. The aggregate amount of such advances to the Partnership shall become an obligation of the Partnership to the General Partner and shall be payable out of the gross income of the Partnership together with interest on a monthly basis. The interest rate of such a loan shall be an amount not to exceed the floating prime lending rate announced by Continental Illinois National Bank and Trust Company of Chicago from time-to-time plus one percent. The repayment of such loan shall be at a time, in the discretion of the General Partner, that there is sufficient cash flow from the operation of the Partnership to permit such repayment without impairing the solvency of the Partnership, provided that any such unpaid advances shall become immediately due and payable upon termination and dissolution of the Partnership.

(b)                                 All such advances shall be deemed loans by the General Partner to the Partnership, and shall not constitute capital contributions or be deemed as such and the General Partner may secure itself with Partnership assets in such manner as it deems appropriate.

Section 13.2                                No Guaranty by Limited Partner.

In no event shall any Limited Partner be required to make a loan to the Partnership or guaranty any such loan.

ARTICLE XIV

Amendment to Limited Partnership Agreement

Section 14.1                                Approval Required.

This Agreement may not be amended without written consent of Partners holding in the aggregate at least 90% of all of the Partnership percentage interests, provided, however, that the provisions of Section 8.4 of this Agreement may not be modified without the written consent of all of the Partners.

Section 14.2                                Amended Certificate.

In the event this Agreement shall be amended pursuant to this Article, the General Partner shall amend the Certificate of Limited Partnership to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.

ARTICLE XV

Allocation of Profit and Losses and Distributions

Section 15.1                                Cash Receipts and Net Cash Receipts.

(a)                                  The term “Cash Receipts” shall mean all moneys or cash received by the Partnership from any source including advances made by the General Partner and capital contributions. Cash Receipts shall, therefore, include moneys or cash received pursuant to, but not limited to the following: the sale, exchange, condemnation, casualty or other disposition (whether voluntary or involuntary) of all or any part of the Property, any interest or improvement located thereon, or any other asset of the Partnership; fire, title, extended coverage or other insurance proceeds payable upon complete or partial loss or destruction of the Property or any interest therein (to the extent not applied, in the General Partner’s discretion, for the rehabilitation or repair of the Property).

(b)                                 The term “Net Cash Receipts” shall mean all Cash Receipts after (i) payment of all current Partnership debts and other obligations, including reimbursements to the General Partner, as deemed necessary and appropriate by the General Partner consistent with the terms of this Agreement and the terms of any loan or other agreement to which the Partnership is a party and (ii) retention of working capital and other reserves in amounts which it deems necessary or prudent for improvements, repairs, maintenance or to meet working capital requirements or foreseen reasonable future liabilities and contingencies of the Partnership.

Section 15.2                                Distribution of Net Cash Receipts.

Net cash receipts, if and to the extent available as provided for under the terms of Section 15.1 above, shall be distributed within sixty (60) days after the close of the fiscal year of the Partnership or at such earlier or more frequent times as the General Partner shall deem appropriate.

Section 15.3                                Allocations of Profits and Losses and Net Cash Receipts.

(a)                                  All net profits and losses of the Partnership shall be allocated, and Net Cash Receipts shall be distributed, to the partners in accordance with their respective Partnership percentage interests as described in Sections 6.1 and 6.2 of this Agreement. Any net losses may be considered either charges to capital or loans to the Partnership, as the General Partner shall determine acting in a uniform manner as to all partners.

(b)                                 Notwithstanding the provisions of subparagraph (a) above, commencing January 1, 1987, the General Partner will subordinate its share of receipt of Net Cash Receipts to the

Limited Partners if the Net Cash Receipts distributed to the Limited Partners for each Partnership fiscal year commencing January 1, 1987 does not exceed ten percent (10%) of the initial capital contributions of the Limited Partners as set forth in Section 6.2 of this Agreement. The Net Cash Receipts which would have been distributed to the General Partner for any such fiscal year which are subordinated by reason of the provisions described above shall be allocated to the Limited Partners for the applicable fiscal year in the ratio that each Limited Partner’s Partnership percentage interest bears to the Partnership percentage interest of all of the Limited Partners. The subordination by the General Partner will be applicable to each fiscal year and shall not be cumulative.

ARTICLE XVI

Recording

(a)                                  The parties hereto, concurrently with the execution of this Agreement, shall sign and acknowledge a Certificate of Limited Partnership to be recorded in the Office of the Cook County Recorder of Deeds as provided in the Illinois Uniform Limited Partnership Act and shall do all other acts and things necessary for the formation of a limited partnership under and in conformity with the statutes of the State of Illinois. The parties hereto shall also execute a certificate of conducting business under an assumed named in accordance with Illinois Revised Statutes Chapter 96, Section 4.

(b)                                 The Limited Partners hereby irrevocably constitute and appoint the General Partner as their true and lawful attorney and in their name, place and stead to make, execute, acknowledge and file any of the foregoing documents, this paragraph being intended to provide a simplified system for execution of the Certificate of Limited Partnership or any modification thereto and the certificate of conducting business under an assumed name. It is expressly understood and intended by the Limited Partners that the grant of the foregoing power of attorney is coupled with an interest and shall survive the delivery of an assignment of a Partnership interest.

ARTICLE XVII

Dissolution of the Partnership

(a)                                  Upon termination of the Partnership in accordance with the provisions of this Agreement, the Partnership shall be considered dissolved, and the General Partner shall wind up the affairs of the Partnership, sell all of the Partnership assets as promptly as it is consistent with obtaining the fair market value thereof, and, after paying all liabilities and costs of winding up, shall distribute the proceeds in accordance with the provision of Article XV hereof, provided, however, that available Net Cash Receipts shall be distributed in payment first to repayments of any loans of Partners to the Partnership, and second to repayment of capital account balances, subject to the provisions of the next sentence, and the balance, if any, for undistributed profits of the Partnership. Notwithstanding anything in this Agreement to the contrary, any Partner having a deficit capital account following a distribution of liquidation proceeds shall restore such deficit with additional capital contributions. Such contributions shall be distributed to Partners in accordance with their positive capital account balances or paid to creditors of the Partnership.

(b)                                 Except as expressly provided in this Agreement to the contrary, the Limited Partners shall at all times look solely to the assets of the Partnership for the return of their capital contributions. If the Partnership assets remaining after paying all liabilities and costs of winding up of the Partnership are insufficient to return their capital contributions, the Limited Partners shall have no recourse against the General Partner. However, neither this provision or any other provision contained herein shall exculpate the General Partner from liability arising as a result of its acts made contrary to or not pursuant to Partnership purposes. The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner, which is authorized to do any and all acts and things authorized by and in accordance with applicable law for these purposes.

(c)                                  Each partner specifically waives his right to dissolve or obtain dissolution of the partnership for any cause or causes or circumstances other than those expressly provided in Article IV or any other express provision of this Agreement. Accordingly, and by way of examples and not in limitation of the foregoing, the death, incompetency, bankruptcy, or withdrawal or transfer of interest of any Limited Partner shall not cause the Partnership to be dissolved.

ARTICLE XVIII

Transfers of Partnership Interests and Representations of the Limited Partners

Section 18.1                                Transfer of Partners’ Interest.

No Partner shall transfer his interest or any part thereof in the Partnership, whether by sale, gift, pledge, assignment, grant of security interest or other transfer, without the advance written consent of Partners, including the partner desiring to make the transfer, holding in the aggregate no less than 85% of the total Partnership percentage interests.

Section 18.2                                Mandatory Sale of Limited Partners’ Interest.

Each of the Limited Partners, other than Kimball Hill, Inc., are officers, directors or close associates of Kimball Hill, Inc. and are familiar with the project which is the subject of this Agreement and with the overall financial status and operations of Kimball Hill, Inc. Accordingly, if at any time and for any reason whatsoever any Limited Partner, whether by his action, action of Kimball Hill, Inc., or under any other circumstance, ceases to be such officer, director or otherwise affiliated with Kimball Hill, Inc., or upon such Limited Partner’s death, incompetency or bankruptcy, Kimball Hill, Inc. may, within sixty (60) days of notice or knowledge of any such any event, acquire, by payment in a lump sum, the entire interest of such Limited Partner in the Partnership at a price equal to 133% of the original capital contribution to the Partnership made by such Limited Partner.

Section 18.3                                Representations and Warranties of the Limited Partners.

In addition to the acknowledgement by each Limited Partner as set forth in Section 18.2 above, each of the Limited Partners represent and warrant to the Partnership and to the other Partners as follows:

(a)                                  The Partnership interests are neither being registered under the Securities Act of 1933, as amended, nor the securities laws of any other jurisdiction.

(b)                                 Each Partner recognizes that the Partnership is highly speculative and involves a high degree of financial risk and that he is in financial position to afford to hold his Partnership interests indefinitely.

(c)                                  Each partner represents that he is holding his Partnership interests solely for his own account, for investment, and not with a view to the distribution or resale thereof.

(d)                                 Each Partner represents that he has had an adequate opportunity to review all Partnership, project and bond documents and to discuss same with all relevant parties.

(e)                                  Each Partner represents that he, either alone or together with his personal counsel and accountant, has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of executing this Agreement and holding his Partnership interest.

(f)                                    Each Partner represents and understands that no Federal or state agency has recommended or endorsed the execution of this Agreement or the holding of any Partnership interest and that no offer to sell him interests in the Partnership were made by means of any form of general solicitation or advertising.

(g)                                 Each Partner represents that he has substantial other net assets and is able to bear the economic risks of holding his Partnership interests according to all of the terms and conditions of this Agreement.

(h)                                 Each Partner acknowledges that he is acquiring his interest in the Partnership voluntarily and is not under any duress of any kind to make this investment.

ARTICLE XIX

Miscellaneous

Section 19.1                                No Partition.

The Partners agree that the Partnership properties are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any of the Partnership property.

Section 19.2                                Entire Agreement.

This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them and it may not be modified or amended in any manner other than as set forth herein.

Section 19.3                                Illinois Law.

This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois.

Section 19.4                                Binding Effect.

Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 19.5                                Pronouns.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

Section 19.6                                Captions.

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 19.7                                Partial Invalidity.

If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to person or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 19.8                                Counterparts.

This Agreement shall be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signature of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 19.9                                Indemnity.

The Partnership shall indemnify and save harmless the General Partner from any loss, lawsuits, judgments, damage, and other costs, including reasonable attorneys’ fees, incurred by it by reason of any act performed by it for or on behalf of the Partnership and in furtherance of Partnership purposes, except that the foregoing shall not relieve the General Partner of liability to the Partnership, the Limited Partners, or any third party for fraud, gross negligence, intentional or willful malfeasance, misfeasance, or non-feasance. These provisions shall not be deemed to override the provisions of Section 8.4 which limit the liability of Limited Partners.

Section 19.10                          Notices.

All notices shall be in writing and shall be deemed effective when given by personal delivery or when sent by certified or registered mail to the addresses of the Partners as shown from time to time in the records of the Partnership. Notices to the Partnership shall be sent to the principal place of business of the Partnership.

Section 19.11                          Outside Activities.

Each of the Partners may engage in or possess interests in other business ventures of every kind and description for their own accounts, including, without limitation, the ownership, management, financing, leasing, operation or development of real property of any type. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 19.12                          Arbitration.

(a)                                  Except as otherwise expressly provided in this Agreement, all claims, demands, disputes, controversies and differences that may arise between any of the parties hereto relating to this Agreement upon which they fail to agree shall be arbitrated in Chicago, Illinois, by three (3) arbitrators selected pursuant to the rules of the American Arbitration Association.

(b)                                 The disputing parties shall promptly submit to the arbitrators in writing all necessary particulars and such other information as the arbitrators shall request.

(c)                                  During the arbitration, the Partners will not prosecute or commence any suit or action against the other touching any of the matters referred to the arbitrator.

(d)                                 The decision of the arbitrators shall be final and conclusive on the parties, unless determined by a court of competent jurisdiction to have been fraudulent, capricious, arbitrary or so grossly erroneous as necessarily to imply bad faith. Judgment on an award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(e)                                  The costs and expenses of the arbitrator shall be borne and paid as the arbitrator shall direct.

(f)                                    Notwithstanding anything to the contrary in the foregoing, it is further expressly agreed that any party hereto shall be entitled to petition any court of competent jurisdiction immediately and prior to arbitration for injunctive relief, whether prohibitive or mandatory, to secure or protect any and all rights hereunder pending a resolution of the matter by binding arbitration as hereinabove provided, it being acknowledged and agreed by the parties hereto that an award of money damages may not in all cases fully compensate an injured party against future losses and injury.

Section 19.13                          Ratification.

The Partnership ratifies and confirms any actions taken by or on behalf of the Partnership prior to the effective date of this Agreement which are lawful and consistent with the terms and intent of this Agreement. Any expenses incurred by the General Partner prior to such effective date for such Partnership purposes shall be reimbursed by the Partnership, provided, however, that any such expense must be incurred by the General Partner directly and solely for such Partnership purposes. Accordingly, the general office and executive salaries and similar expenses of the General Partner shall not be paid or reimbursed by the Partnership.

IN WITNESS WHEREOF, the undersigned have executed this Limited Partnership Agreement effective as of September 1, 1985.

GENERAL PARTNER:		Kimball Hill, Inc.

	By:	/s/ David K. Hill, Jr.
David K. Hill, Jr., President

ATTEST:

/s/ Barbara G. Cooley
, Secretary

LIMITED PARTNER:		Kimball Hill, Inc.

	By:	/s/ David K. Hill
David K. Hill, Jr., President

/s/ Diane G. Hill
Diane G. Hill

/s/ Jerome D. Stone
Jerome D. Stone

/s/ Hal H. Barber
Hal H. Barber

/s/ James Mackin
James Mackin

/s/ James A. Moehling
James A. Moehling

/s/ John P. Toren
John P. Toren

/s/ Philip Kummerer
Philip Kummerer

/s/ Larry D. Johannesen
Larry D. Johannesen

/s/ Efren M. Santos
Efren M. Santos

FIRST AMENDMENT TO

THE HAMILTON PLACE LIMITED PARTNERSHIP AGREEMENT

This First Amendment to The Hamilton Place Limited Partnership Agreement (the “Amendment”) entered into by Kimball Hill Homes Illinois, LLC, an Illinois limited liability company (the “General Partner”) and Kimball Hill, Inc., an Illinois corporation, and David K. Hill (together, the “Limited Partners”) (collectively, sometimes referred to as the “Partners”) effective December 13, 2005.

RECITALS:

A.                                   The General Partner and the Limited Partners formed an Illinois limited partnership (the “Partnership”) by executing The Hamilton Place Limited Partnership Agreement (the “Agreement”), effective as of September 1, 1985.

B.                                     The Partners desire to amend the Agreement by permitting the Partnership to guarantee the indebtedness of Kimball Hill, Inc. and/or its subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the Partners amend the Agreement, effective as if the date of this Amendment, as follows:

1.                                       Article III of the Agreement is hereby deleted and the following is inserted in its place:

The business of the Partnership is to invest in, purchase, acquire, hold, maintain, operate, improve, develop, sell, exchange, lease and otherwise use real property in connection with the homebuilding business.

2.                                       Section 8.1 of the Agreement is hereby amending by adding the following:

(l) to guarantee the indebtedness of Kimball Hill, Inc. and/or its subsidiaries.

3.                                       No Other Modifications.

All of the other terms and conditions of the Agreement, except to the extent expressly provided for to the contrary in this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to The Hamilton Place Limited Partnership Agreement effective as of the date indicated above.

GENERAL PARTNER:	KIMBALL HILL HOMES ILLINOIS, LLC

	By:	/s/ Hal H. Barber
Hal H. Barber, Vice President

LIMITED PARTNERS:	KIMBALL HILL, INC.

	By:	/s/ Eugene K. Rowehl
Eugene K. Rowehl, Senior Vice President and Chief Financial Officer

DAVID K. HILL

	By:	/s/ David K. Hill